REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM


To the Board of Trustees of Mutual Fund Series
Trust
and the Shareholders of Catalyst Small-Cap
Insider Buying Fund, Catalyst Hedged Insider
Buying Fund, Catalyst Insider Buying Fund,
Catalyst Insider Long/Short Fund, Catalyst
Hedged Commodity Strategy Fund, Catalyst
Hedged Futures Strategy Fund, Catalyst Insider
Income Fund, Catalyst Intelligent Alternative
Fund, Catalyst IPOx Allocation Fund, Catalyst
Macro Strategy Fund, Catalyst/Auctos Multi
Strategy Fund, Catalyst Dynamic Alpha Fund,
Catalyst/EquityCompass Buyback Strategy Fund,
Catalyst/Groesbeck Growth of Income Fund,
Catalyst/Groesbeck Aggressive Growth Fund,
Catalyst/Lyons Hedged Premium Return Fund,
Catalyst/Lyons Tactical Allocation Fund,
Catalyst/MAP Global Capital Appreciation Fund,
Catalyst/MAP Global Total Return Income Fund,
Catalyst/Millburn Hedge Strategy Fund, Catalyst
MLP & Infrastructure Fund, Catalyst/Princeton
Floating Rate Income Fund, Catalyst/Princeton
Unconstrained Hedged Income Fund,
Catalyst/SMH High Income Fund, Catalyst/SMH
Total Return Income Fund, Catalyst/Stone Beach
Income Opportunity Fund, and Catalyst Time
Value Trading Fund


In planning and performing our audits of the financial statements of Catalyst Small-Cap Insider Buying
Fund, Catalyst Hedged Insider Buying Fund, Catalyst
Insider Buying Fund, Catalyst Insider Long/Short
Fund, Catalyst Hedged Commodity Strategy Fund
(consolidated), Catalyst Hedged Futures Strategy
Fund, Catalyst Insider Income Fund, Catalyst
Intelligent Alternative Fund, Catalyst IPOx Allocation
Fund, Catalyst Macro Strategy Fund, Catalyst/Auctos
Multi Strategy Fund (consolidated), Catalyst Dynamic
Alpha Fund, Catalyst/EquityCompass Buyback
Strategy Fund, Catalyst/Groesbeck Growth of Income
Fund, Catalyst/Groesbeck Aggressive Growth Fund,
Catalyst/Lyons Hedged Premium Return Fund,
Catalyst/Lyons Tactical Allocation Fund,
Catalyst/MAP Global Capital Appreciation Fund,
Catalyst/MAP Global Total Return Income Fund,
Catalyst/Millburn Hedge Strategy Fund
(consolidated), Catalyst MLP & Infrastructure Fund,
Catalyst/Princeton Floating Rate Income Fund,
Catalyst/Princeton Unconstrained Hedged Income
Fund, Catalyst/SMH High Income Fund,
Catalyst/SMH Total Return Income Fund,
Catalyst/Stone Beach Income Opportunity Fund, and
Catalyst Time Value Trading Fund (the "Funds"), each a series of shares of beneficial interest in Mutual
Fund Series Trust, as of June 30, 2016 and for the year or period then ended, in accordance with the standards of the Public Company Accounting
Oversight Board (United States) ("PCAOB"), we considered the Funds' internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting.
Accordingly, we express no such opinion.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United
States of America ("GAAP").



A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the financial statements in accordance with GAAP, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and trustees of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company's assets that could have a material effect on the financial statements.

Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Funds' annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be material weaknesses under standards established by the PCAOB. During the audit, we became aware that Funds did not have adequate controls in place to evaluate to collectability of interest receivable from certain types of securities.
Additionally, adequate procedures were not in place to reconcile certain investment positions on a timely basis. We believe these conditions represent a material weakness in internal control over financial reporting.

This report is intended solely for the information and use of management, the shareholders of the Funds, the Board of Trustees of Mutual Fund Series Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


BBD, LLP
Philadelphia, Pennsylvania
September 8, 2016